Exhibit 99.1
News Release
JBT Corporation
70 W. Madison
Suite 4400
Chicago, IL 60602

For Release: February 22, 2021

Investors & Media:	Megan Rattigan	+1 312 861 6048

JBT Corporation Reports Fourth Quarter and Full Year 2020 Results
and Outlook for 2021

Full-Year 2020 Highlights:

◦Revenue of $1.7 billion and earnings per share of $3.39 or $3.94 as adjusted
◦Operating cash flow increased $142 million versus 2019

Fourth Quarter Highlights:

◦Revenue of $439 million and earnings per share of $0.94 or $1.02 as adjusted
◦Orders increased 17% from third quarter 2020

CHICAGO, February 22, 2021 - JBT Corporation (NYSE: JBT), a leading global technology solutions provider to high-value segments of the food & beverage industry, today reported results for the fourth quarter and full year 2020.

"While JBT's 2020 performance was significantly impacted by the COVID-19 pandemic and fell short of expectations we set entering the year, we remained solidly profitable as we benefited from our diversified product line, disciplined cost control, and high level of recurring revenue," said Brian Deck, President and Chief Executive Officer.

"We ended the year with good order momentum and robust cash generation in the fourth quarter of 2020," continued Deck. "While we remain cautious due to the risks associated with the global pandemic, we are encouraged by the high level of customer engagement."

Comparisons in this news release are to the comparable period of the prior year, unless otherwise noted.

Fourth Quarter 2020

All discussions for the fourth quarter of 2020 relate to organic trends, as there were no significant acquisitions completed over the past 12 months.

“General marketplace uncertainty, challenges accessing customers, and the sharp decline in passenger air travel and foodservice production had a significant impact on year-over-year comparisons for the fourth quarter and full-year 2020,” said Matthew Meister, Executive Vice President and Chief Financial Officer.

Orders increased 17 percent sequentially and 2 percent compared to fourth quarter 2019. Year over year, a 2 percent decline in FoodTech was offset by increased orders for fixed equipment at AeroTech.

Fourth quarter 2020 revenue of $439.4 million declined 19 percent year over year. Operating income was $43.5 million and net income was $30.1 million, both declining approximately 30 percent year over year. Adjusted EBITDA of $65.7 declined 25 percent year over year while adjusted EBITDA margin declined 100 basis points to 15.0 percent.

FoodTech revenue of $321.0 million declined 10 percent year over year, reflecting a decline in equipment demand while recurring revenue increased slightly. Operating profit was $43.0 million. Adjusted EBITDA of $60.0 million declined 13 percent year over year while adjusted EBITDA margin declined 60 basis points to 18.7 percent.

AeroTech revenue of $118.4 million declined 37 percent year over year. Operating profit was $12.7 million. Adjusted EBITDA of $14.2 million declined 53 percent year over year while adjusted EBITDA margin declined 390 basis points to 12.0 percent.

Corporate expense declined 31 percent year over year primarily reflecting lower incentive compensation resulting from a decline in earnings.

Interest expense declined year over year from a mix of lower debt and lower interest rates.

Diluted earnings per share from continuing operations was $0.94 for the fourth quarter of 2020 compared with $1.31 for the fourth quarter of 2019. Adjusted earnings per share was $1.02 compared with $1.50 in the year-ago period.

Full-Year 2020

Inbound orders declined 8 percent from 2019, while the pace of orders resulted in a slightly higher backlog at year end 2020 compared to 2019, with a 6 percent increase in FoodTech backlog and a 6 percent decline in AeroTech backlog.

Revenue of $1.7 billion in 2020 declined 11 percent from 2019, with organic revenue declining 14 percent offset by acquisitions contributing growth of 3 percent. Recurring revenue streams declined 3 percent, while capital-driven, non-recurring revenue streams declined by 17 percent during 2020. Operating income was $163.1 million and net income was $108.8 million, both declining approximately 15 percent from 2019. Adjusted EBITDA of $259.5 million declined 11 percent year over year.

FoodTech revenue of $1.2 billion declined 7 percent year over year, reflecting a 4 percent increase from recurring revenue and a 16 percent decline from equipment revenue. Operating profit of $170.6 million and adjusted EBITDA of $235.8 million both declined 8 percent year over year. Adjusted EBITDA margin declined 20 basis points to 19.1 percent.

AeroTech revenue of $493.3 million declined 20 percent year over year. Operating profit of $52.9 million and adjusted EBITDA of $60.3 million declined approximately 30 percent year over year. Adjusted EBITDA margin declined 150 basis points to 12.2 percent.

JBT generated cash from operations of $252 million and free cash flow of $232 million in 2020. Liquidity at year end, which includes cash plus borrowing capacity, stood at $450 million with a leverage ratio of 2.2x net debt to EBITDA, as defined in the Company's credit agreement.

JBT incurred restructuring expense of $12.1 million in 2020, largely associated with the previously announced manufacturing capacity rationalizations. An additional $4 - $6 million in exit costs are expected during 2021 to complete these activities.

Outlook

"While the specter of the global pandemic continues to create uncertainty entering 2021 — particularly as it relates to supply chain constraints and inflationary pressures — the quality of our sales funnel and conversion rates is encouraging," concluded Deck.

The Company expects FoodTech revenue growth of 5 - 8 percent in 2021 with operating margins in the range of 14.5 - 15.0 percent and adjusted EBITDA margins in the 19.5 - 20.0 percent range.

At AeroTech, the Company expects revenue growth of 0 - 5 percent compared to 2020, with operating margins in the range of 10.75 - 11.25 percent and adjusted EBITDA margins in the 12.0 - 12.5 percent range.

Corporate expense is expected to be approximately 2.7 percent of revenue. Interest expense for 2021 is forecast at $13 - $14 million with a forecasted tax rate of 25 percent.

Based on these forecasts, earnings per diluted share guidance for full year 2021 is $4.10 - $4.35 on a GAAP basis and $4.30 - $4.55 on an adjusted basis.

The Company expects the seasonally slower first quarter 2021 revenue of $400 - $425 million, consisting of $300 - $315 million at FoodTech and $100 - $110 million at AeroTech.

The Company’s first quarter 2021 guidance for operating margins are 13.0 - 13.5 percent at FoodTech with adjusted EBITDA margins of 18.25 - 18.75 percent. For AeroTech, operating margins are forecasted at 7.0 - 7.5 percent with adjusted EBITDA margins of 8.0 - 8.5 percent.

First quarter 2021 earnings guidance is $0.65 - $0.75 on a GAAP basis and $0.70 - $0.80 as adjusted.

The Company’s guidance assumes no material decline in its production capacity, or in its ability to conduct commercial operations, as a result of COVID-related disruptions, as compared to capacity and operational levels as of the date of this release.

2020 Earnings Conference Call

A conference call is scheduled for 10:00 a.m. ET on Tuesday, February 23, 2021, to discuss fourth quarter and full year financial results. Participants may access the conference call through Online Registration: http://www.directeventreg.com/registration/event/8477590. A simultaneous webcast and audio replay of the call will be available on the Company’s Investor Relations website https://ir.jbtc.com/events-and-presentations/.
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JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to high-value segments of the food & beverage industry with focus on proteins, liquid foods and automated system solutions. JBT designs, produces and services sophisticated products and systems for multi-national and regional customers through its FoodTech segment. JBT also sells critical equipment and services to domestic and international air transportation customers through its AeroTech segment. JBT Corporation employs approximately 6,200 people worldwide and operates sales, service, manufacturing and sourcing operations in more than 25 countries. For more information, please visit www.jbtc.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond JBT’s ability to control. Forward-looking statements include, among others, statements relating to the expected impact of the COVID-19 pandemic on our business and our results of operations, our plans to mitigate the impact of the pandemic, our future financial performance, our strategic plans, our restructuring plans and expected cost savings from those plans and our liquidity. These risks and uncertainties include, but are not limited to: the duration of the COVID-19 pandemic and the effects of the pandemic on our ability to operate our business and facilities, on our customers, on our supply chains and on the economy generally; fluctuations in our financial results; unanticipated delays or acceleration in our sales cycles; deterioration of economic conditions; disruptions in the political, regulatory, economic and social conditions of the countries in which we conduct business; changes to trade regulation, quotas, duties or tariffs; risks associated with current and future acquisitions; effects of the U.K.’s exit from the E.U.; fluctuations in currency exchange rates; difficulty in implementing our business strategies; increases in energy or raw material prices and availability of raw materials; changes in food consumption patterns; impacts of pandemic illnesses, food borne illnesses and diseases to various agricultural products; weather conditions and natural disasters; impact of climate change and environmental protection initiatives; risks related to corporate social responsibility; our ability to comply with the laws and regulations governing our U.S. government contracts; acts of terrorism or war; termination or loss of major customer contracts and risks associated with fixed-price contracts; customer sourcing initiatives; competition and innovation in our industries; our ability to develop and introduce new or enhanced products and services and keep pace with technological developments; difficulty in developing, preserving and protecting our intellectual property or defending claims of infringement; catastrophic loss at any of our facilities and business continuity of our information systems; cyber-security risks; loss of key management and other personnel; potential liability arising out of the installation or use of our systems; our ability to comply with U.S. and international laws governing our operations and industries; increases in tax liabilities; work stoppages; fluctuations in interest rates and returns on pension assets; availability of and access to financial and other resources; and other factors described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K filed by JBT with the Securities and Exchange Commission. In addition, many of our risks and uncertainties are currently amplified by and will continue to be amplified by the COVID-19 pandemic. Given the highly fluid nature of the COVID-19 pandemic, it is not possible to predict all such risks and uncertainties. JBT cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements. JBT undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments, subsequent events or changes in circumstances or otherwise.

We provide non-GAAP financial measures in order to increase transparency in our operating results and trends. These non-GAAP measures eliminate certain costs or benefits from, or change the calculation of, a measure as calculated under U.S. GAAP. By eliminating these items, we believe we provide a more meaningful comparison of our ongoing operating results, consistent with how management evaluates performance. Management uses these non-GAAP measures in financial and operational evaluation, planning and forecasting.

These calculations may differ from similarly-titled measures used by other companies. The non-GAAP financial measures disclosed are not intended to be used as a substitute for, nor should they be considered in isolation of, financial measures prepared in accordance with U.S. GAAP.

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

Revenue	$439.4	$545.5	$1,727.8	$1,945.7
Cost of sales	306.1	377.6	1,194.1	1,347.6

Gross profit	133.3	167.9	533.7	598.1
Gross profit %	30.3%	30.8%	30.9%	30.7%

Selling, general and administrative expense	88.9	103.3	358.5	396.4
Restructuring expense	0.9	2.0	12.1	13.5

Operating income	43.5	62.6	163.1	188.2
Operating income %	9.9%	11.5%	9.4%	9.7%

Pension expense, other than service cost	0.6	1.0	3.7	2.5
Net interest expense	2.7	5.4	13.9	18.8
Income from continuing operations before income taxes	40.2	56.2	145.5	166.9
Provision for income taxes	10.1	14.1	36.7	37.6
Income from continuing operations	30.1	42.1	108.8	129.3
Loss from discontinued operations, net of taxes	—	—	—	0.3
Net income	$30.1	$42.1	$108.8	$129.0

Basic earnings per share:
Income from continuing operations	$0.94	$1.32	$3.40	$4.05
Loss from discontinued operations	—	—	—	(0.01)
Net income	$0.94	$1.32	$3.40	$4.04

Diluted earnings per share:
Income from continuing operations	$0.94	$1.31	$3.39	$4.03
Loss from discontinued operations	—	—	—	(0.01)
Net income	$0.94	$1.31	$3.39	$4.02

Weighted average shares outstanding
Basic	32.0	31.9	32.0	31.9
Diluted	32.1	32.1	32.1	32.0

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF DILUTED EARNINGS PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE
(Unaudited and in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

Income from continuing operations as reported	$30.1	$42.1	$108.8	$129.3

Non-GAAP adjustments:
Restructuring related costs
Restructuring expense	0.9	2.0	12.1	13.5
Inventory impairment due to restructuring	—	—	1.9	—
M&A related cost(1)	1.4	4.5	5.8	24.7
Management succession costs(2)	1.3	—	4.8	—
Impact on tax provision from Non-GAAP adjustments(3)	(1.1)	0.2	(7.0)	(7.6)
Impact on tax provision from mandatory repatriation	—	(0.8)	—	(0.8)
Adjusted income from continuing operations	$32.6	$48.0	$126.4	$159.1

Income from continuing operations as reported	$30.1	$42.1	$108.8	$129.3
Total shares and dilutive securities	32.1	32.1	32.1	32.0
Diluted earnings per share from continuing operations	$0.94	$1.31	$3.39	$4.03

Adjusted income from continuing operations	$32.6	$48.0	$126.4	$159.1
Total shares and dilutive securities	32.1	32.1	32.1	32.0
Adjusted diluted earnings per share from continuing operations	$1.02	$1.50	$3.94	$4.96

(1) M&A related costs include integration costs, amortization of inventory step-up from business combinations, earn out adjustments to fair value, and transaction costs for both potential and completed M&A transactions.

(2) Beginning in the third quarter of 2020, we adjusted certain of our non-GAAP financial measures for management succession costs. On September 24, 2020, we announced that our CEO resigned following a leave of absence. Management succession costs in the third quarter of 2020 include severance paid to our former CEO, net of the reversal of stock based compensation expense for forfeited equity awards. During the fourth quarter additional costs were incurred related to filling executive positions in connection with this transition. We did not incur management succession costs in any prior periods presented in this release. We are excluding management succession costs from certain non-GAAP financial measures because they are not part of our regular compensation program, and we believe that excluding the effects of costs associated with the recruiting and transitioning of the most senior executive position allows more meaningful period-to-period comparisons of our ongoing operating results.

(3) Impact on tax provision was calculated using the enacted rate for the relevant jurisdiction for years ended December 31, 2020 and 2019. In 2020 and 2019, we have also included certain discrete adjustments related to management succession costs and restructuring related costs, respectively.

The above table reports adjusted income from continuing operations and adjusted diluted earnings per share from continuing operations, which are non-GAAP financial measures. We use these measures internally to make operating decisions and for the planning and forecasting of future periods, and therefore provide this information to investors because we believe it allows more meaningful period-to-period comparisons of our ongoing operating results, without the fluctuations in the amount of certain costs that do not reflect our underlying operating results.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

Net income	$30.1	$42.1	$108.8	$129.0

Loss from discontinued operations, net of taxes	—	—	—	0.3

Income from continuing operations as reported	30.1	42.1	108.8	129.3

Income tax provision	10.1	14.1	36.7	37.6
Interest expense, net	2.7	5.4	13.9	18.8
Depreciation and amortization	18.6	18.1	71.8	65.6

EBITDA	61.5	79.7	231.2	251.3

Restructuring related costs
Restructuring expense	0.9	2.0	12.1	13.5
Inventory impairment due to restructuring	—	—	1.9	—
Pension expense, other than service cost	0.6	1.0	3.7	2.5
M&A related cost(1)	1.4	4.5	5.8	24.7
Management succession costs(2)	1.3	—	4.8	—

Adjusted EBITDA	$65.7	$87.2	$259.5	$292.0

(1) M&A related costs include integration costs, amortization of inventory step-up from business combinations, earn out adjustments to fair value, and transaction costs for both potential and completed M&A transactions.

(2) Beginning in the third quarter of 2020, we adjusted certain of our non-GAAP financial measures for management succession costs. On September 24, 2020, we announced that our CEO resigned following a leave of absence. Management succession costs in the third quarter of 2020 include severance paid to our former CEO, net of the reversal of stock based compensation expense for forfeited equity awards. During the fourth quarter additional costs were incurred related to filling executive positions in connection with this transition. We did not incur management succession costs in any prior periods presented in this release. We are excluding management succession costs from certain non-GAAP financial measures because they are not part of our regular compensation program, and we believe that excluding the effects of costs associated with the recruiting and transitioning of the most senior executive position allows more meaningful period-to-period comparisons of our ongoing operating results.

The above table reports EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. Given the Company’s focus on growth through acquisitions, management believes EBITDA facilitates an evaluation of business performance while excluding the impact of amortization due to the step up in value of intangible assets, and the depreciation of fixed assets. We use Adjusted EBITDA internally to make operating decisions and believe this information is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results.

JBT CORPORATION
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Revenue
JBT FoodTech	$321.0	$357.2	$1,234.5	$1,329.4
JBT AeroTech	118.4	188.1	493.3	615.9
Other revenue and intercompany eliminations	—	0.2	—	0.4
Total revenue	$439.4	$545.5	$1,727.8	$1,945.7

Income before income taxes
Segment operating profit(1)(2):
JBT FoodTech	$43.0	$52.2	$170.6	$184.7
JBT FoodTech segment operating profit %	13.4%	14.6%	13.8%	13.9%

JBT AeroTech	12.7	28.7	52.9	78.9
JBT AeroTech segment operating profit %	10.7%	15.3%	10.7%	12.8%

Total segment operating profit	55.7	80.9	223.5	263.6
Total segment operating profit %	12.7%	14.8%	12.9%	13.5%

Corporate expense	11.3	16.3	48.3	61.9
Restructuring expense	0.9	2.0	12.1	13.5
Operating income	$43.5	$62.6	$163.1	$188.2
Operating income %	9.9%	11.5%	9.4%	9.7%

Other business segment information

	Three Months Ended December 31,		Twelve Months Ended December 31,
Inbound orders	2020	2019	2020	2019
JBT FoodTech	$364.1	$372.1	$1,252.7	$1,272.2
JBT AeroTech	127.8	112.2	475.1	604.5
Other revenue and intercompany eliminations	—	0.3	—	0.5
Total inbound orders	$491.9	$484.6	$1,727.8	$1,877.2

			As of December 31,
			2020	2019
Order Backlog
JBT FoodTech			$426.5	$401.3
JBT AeroTech			286.9	304.6
Total order backlog			$713.4	$705.9

(1) Segment operating profit is defined as total segment revenue less segment operating expenses. Corporate expense, restructuring expense, interest income and expense, pension expense other than service, and income taxes are not allocated to the segments. Corporate expense generally includes corporate staff-related expense, stock-based compensation, LIFO adjustments, certain foreign currency related gains and losses, and the impact of unusual or strategic events not representative of segment operations.

(2) Total segment operating profit, as presented elsewhere in this release, is a non-GAAP measure. The table above includes a reconciliation of total segment operating profit to operating income. We believe that this measure provides to investors a more comprehensive understanding of the information used by management in evaluating the performance of its segment operations. It is not intended to nor shall be considered in isolation or as a substitute for financial measures prepared in accordance with U.S. GAAP.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF OPERATING PROFIT TO ADJUSTED EBITDA BY SEGMENT
(Unaudited and in millions)

	Three Months Ended December 31, 2020
(In millions)	JBT FoodTech	JBT AeroTech	Corporate (Unallocated)	Consolidated
Operating profit	$43.0	$12.7	$(12.2)	$43.5
Restructuring related costs
Restructuring expense	—	—	0.9	0.9
Inventory impairment due to restructuring	—	—	—	—
M&A related cost(1)	0.6	—	0.8	1.4
Management succession costs(2)	—	—	1.3	1.3
Adjusted operating profit	43.6	12.7	(9.2)	47.1
Depreciation and amortization	16.4	1.5	0.7	18.6
Adjusted EBITDA	$60.0	$14.2	$(8.5)	$65.7

Total revenue	$321.0	$118.4	$—	$439.4
Operating profit %	13.4%	10.7%		9.9%
Adjusted operating profit %	13.6%	10.7%		10.7%
Adjusted EBITDA %	18.7%	12.0%		15.0%

	Twelve Months Ended December 31, 2020
(In millions)	JBT FoodTech	JBT AeroTech	Corporate (Unallocated)	Consolidated
Operating profit	$170.6	$52.9	$(60.4)	$163.1
Restructuring related costs
Restructuring expense	—	—	12.1	12.1
Inventory impairment due to restructuring	—	1.9	—	1.9
M&A related cost(1)	1.6	—	4.2	5.8
Management succession costs(2)	—	—	4.8	4.8
Adjusted operating profit	172.2	54.8	(39.3)	187.7
Depreciation and amortization	63.6	5.5	2.7	71.8
Adjusted EBITDA	$235.8	$60.3	$(36.6)	$259.5

Total revenue	$1,234.5	$493.3	$—	$1,727.8
Operating profit %	13.8%	10.7%		9.4%
Adjusted operating profit %	13.9%	11.1%		10.9%
Adjusted EBITDA %	19.1%	12.2%		15.0%

(1) M&A related costs include integration costs, amortization of inventory step-up from business combinations, earn out adjustments to fair value, and transaction costs for both potential and completed M&A transactions.

(2) Beginning in the third quarter of 2020, we adjusted certain of our non-GAAP financial measures for management succession costs. On September 24, 2020, we announced that our CEO resigned following a leave of absence. Management succession costs in the third quarter of 2020 include severance paid to our former CEO, net of the reversal of stock based compensation expense for forfeited equity awards. During the fourth quarter additional costs were incurred related to filling executive positions in connection with this transition. We did not incur management succession costs in any prior periods presented in this release. We are excluding management succession costs from certain non-GAAP financial measures because they are not part of our regular compensation program, and we believe that excluding the effects of costs associated with the recruiting and transitioning of the most senior executive position allows more meaningful period-to-period comparisons of our ongoing operating results.

The above table reports EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. Given the Company’s focus on growth through acquisitions, management believes EBITDA facilitates an evaluation of business performance while excluding the impact of amortization due to the step up in value of intangible assets, and the depreciation of fixed assets. We use Adjusted EBITDA internally to make operating decisions and believe this information is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF OPERATING PROFIT TO ADJUSTED EBITDA BY SEGMENT
(Unaudited and in millions)

	Three Months Ended December 31, 2019
(In millions)	JBT FoodTech	JBT AeroTech	Corporate (Unallocated)	Consolidated
Operating profit	$52.2	$28.7	$(18.3)	$62.6
Restructuring related costs
Restructuring expense	—	—	2.0	2.0
M&A related cost(1)	0.7	—	3.8	4.5
Adjusted operating profit	52.9	28.7	(12.5)	69.1
Depreciation and amortization	16.2	1.2	0.7	18.1
Adjusted EBITDA	$69.1	$29.9	$(11.8)	$87.2

Total revenue	$357.2	$188.1	$0.2	$545.5
Operating profit %	14.6%	15.3%		11.5%
Adjusted operating profit %	14.8%	15.3%		12.7%
Adjusted EBITDA %	19.3%	15.9%		16.0%

	Twelve Months Ended December 31, 2019
(In millions)	JBT FoodTech	JBT AeroTech	Corporate (Unallocated)	Consolidated
Operating profit	$184.7	$78.9	$(75.4)	$188.2
Restructuring related costs
Restructuring expense	—	—	13.5	13.5
M&A related cost(1)	13.9	0.9	9.9	24.7
Adjusted operating profit	198.6	79.8	(52.0)	226.4
Depreciation and amortization	58.2	4.7	2.7	65.6
Adjusted EBITDA	$256.8	$84.5	$(49.3)	$292.0

Total revenue	$1,329.4	$615.9	$0.4	$1,945.7
Operating profit %	13.9%	12.8%		9.7%
Adjusted operating profit %	14.9%	13.0%		11.6%
Adjusted EBITDA %	19.3%	13.7%		15.0%

(1) M&A related costs include integration costs, amortization of inventory step-up from business combinations, earn out adjustments to fair value, and transaction costs for both potential and completed M&A transactions.

The above table reports EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. Given the Company’s focus on growth through acquisitions, management believes EBITDA facilitates an evaluation of business performance while excluding the impact of amortization due to the step up in value of intangible assets, and the depreciation of fixed assets. We use Adjusted EBITDA internally to make operating decisions and believe this information is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results.

JBT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in millions)

	December 31,	December 31,
	2020	2019

Cash and cash equivalents	$47.5	$39.5
Trade receivables, net of allowances	304.4	363.3
Inventories	197.3	245.0
Other current assets	66.9	60.4
Total current assets	616.1	708.2

Property, plant and equipment, net	268.0	265.6
Other assets	921.8	941.1
Total assets	$1,805.9	$1,914.9

Short-term debt and current portion of long-term debt	$2.4	$0.9
Accounts payable, trade and other	140.7	198.6
Advance and progress payments	137.5	107.0
Other current liabilities	176.9	168.0
Total current liabilities	457.5	474.5

Long-term debt, less current portion	522.5	698.3

Accrued pension and other post-retirement benefits, less current portion	94.1	73.9
Other liabilities	94.7	98.7

Common stock and additional paid-in capital	229.2	229.5
Retained earnings	627.8	532.8
Accumulated other comprehensive loss	(219.9)	(192.8)
Total stockholders' equity	637.1	569.5
Total liabilities and stockholders' equity	$1,805.9	$1,914.9

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in millions)

	Twelve Months Ended December 31,
	2020	2019

Cash flows from operating activities:
Income from continuing operations	$108.8	$129.3

Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	71.8	65.6
Other	22.3	44.7

Changes in operating assets and liabilities:
Trade accounts receivable, net	62.5	(18.8)
Inventories	44.0	(5.7)
Accounts payable, trade and other	(61.0)	(3.7)
Advance and progress payments	26.1	(48.7)
Other - assets and liabilities, net	(22.5)	(52.1)

Cash provided by continuing operating activities	252.0	110.6

Cash required by discontinued operating activities	—	(0.4)

Cash provided by operating activities	252.0	110.2

Cash flows from investing activities:
Acquisitions, net of cash acquired	(4.5)	(365.9)
Capital expenditures	(34.3)	(37.9)
Other	1.5	2.1

Cash required by investing activities	(37.3)	(401.7)

Cash flows from financing activities:
Net (payments) proceeds on credit facilities	(192.4)	311.5
Dividends	(12.8)	(12.7)
Other	(2.2)	(11.3)

Cash (required) provided by financing activities	(207.4)	287.5

Effect of foreign exchange rate changes on cash and cash equivalents	0.7	0.5

Increase in cash and cash equivalents	8.0	(3.5)

Cash and cash equivalents, beginning of period	39.5	43.0

Cash and cash equivalents, end of period	$47.5	$39.5

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
FREE CASH FLOW
(Unaudited and in millions)

	Twelve Months Ended December 31,
	2020	2019

Cash provided by continuing operating activities	$252.0	$110.6
Less: capital expenditures	34.3	37.9
Plus: proceeds from disposal of assets	1.5	2.1
Plus: pension contributions	12.5	8.0
Free cash flow (FCF)	$231.7	$82.8

The above table reports Free cash flow, which is a non-GAAP financial measure. We use Free cash flow internally as a key indicator of our liquidity and ability to service debt, invest in business combinations, and return money to shareholders and believe this information is useful to investors because it provides an understanding of the cash available to fund these initiatives. For Free cash flow purposes we consider contributions to pension plans to more comparable to payment of debt, and therefore exclude these contributions from the calculation of Free cash flow.

JBT CORPORATION
NET DEBT CALCULATION
(Unaudited and in millions)

	December 31,	September 30,	December 31,	QTD	YTD
	2020	2020	2019	Change	Change
Total debt	$524.9	$598.2	$699.2	$(73.3)	$(174.3)

Cash and cash equivalents	(47.5)	(50.6)	(39.5)	3.1	(8.0)

Net debt	$477.4	$547.6	$659.7	$(70.2)	$(182.3)

JBT CORPORATION
BANK LEVERAGE RATIO CALCULATION
(Unaudited and in millions)

Four Quarters Ended
December 31, 2020
Total debt	$524.9
Cash and cash equivalents	(47.5)
Other items considered debt under the credit agreement	36.3
Consolidated total indebtedness(1)	$513.7

Last four quarters Adjusted EBITDA	$259.5
Other adjustments net to earnings under the credit agreement	(22.5)
Consolidated EBITDA(1)	$237.0

Bank leverage ratio (Consolidated Total Indebtedness / Consolidated EBITDA)	2.2

(1) As defined in the credit agreement

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF DILUTED EARNINGS PER SHARE GUIDANCE TO ADJUSTED DILUTED
EARNINGS PER SHARE GUIDANCE
(Unaudited and in cents)

	Guidance	Guidance
	Q1 2021	Full Year 2021

Diluted earnings per share from continuing operations	$0.65 - 0.75	$4.10 - 4.35

Non-GAAP adjustments:
Restructuring expense(1)	0.05	0.12
M&A related costs(2)	0.02	0.15

Impact on tax provision from Non-GAAP adjustments(3)	(0.02)	(0.07)

Adjusted diluted earnings per share from continuing operations	$0.70 - 0.80	$4.30 - 4.55

(1) Restructuring expense is estimated to be approximately $1-2 million and $4 million for the first quarter 2021 and full year 2021, respectively. The mid-point amount has been divided by our estimate of 32.1 million total shares and dilutive securities to derive earnings per share.

(2) M&A related costs are estimated to be approximately $0-1 million and $5 million for the first quarter 2021 and full year 2021, respectively. The mid-point amount has been divided by our estimate of 32.1 million total shares and dilutive securities to derive earnings per share.

(3) Impact on tax provision was calculated using the Company's effective tax rate of approximately 25%.